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                          AGREEMENT AND PLAN OF MERGER

                                    between:

                         INTERLINQ SOFTWARE CORPORATION,

                            a Washington corporation;

                                       and

                                  TERLIN, INC.,

                            a Washington corporation

                          Dated as of December 29, 1998


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                                TABLE OF CONTENTS


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SECTION 1.     DESCRIPTION OF THE TRANSACTION...............................................    1

        1.1    Merger of MergerCo into the Company..........................................    1

        1.2    Effect of the Merger.........................................................    1

        1.3    Closing; Effective Time......................................................    1

        1.4    Articles of Incorporation and Bylaws; Directors and Officers.................    2

        1.5    Conversion of Shares.........................................................    2

        1.6    Closing of the Company's Transfer Books......................................    6

        1.7    Exchange of Certificates.....................................................    6

        1.8    Dissenter's Rights...........................................................    8

        1.9    Accounting Consequences......................................................    9

SECTION 2.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY................................    9

        2.1    Due Organization; Subsidiaries; Etc..........................................    9

        2.2    Articles of Incorporation and Bylaws; Records................................    10

        2.3    Capitalization, Etc..........................................................    10

        2.4    SEC Filings; Financial Statements............................................    11

        2.5    Absence of Changes...........................................................    12

        2.6    Title to Assets..............................................................    13

        2.7    Receivables; Major Customers.................................................    14

        2.8    Leasehold; Equipment.........................................................    14

        2.9    Proprietary Assets...........................................................    15

        2.10   Contracts....................................................................    17

        2.11   Liabilities..................................................................    17

        2.12   Compliance With Legal Requirements...........................................    18

        2.13   Governmental Authorizations..................................................    18

        2.14   Tax Matters..................................................................    18

        2.15   Employee and Labor Matters...................................................    19

        2.16   Benefit Plans; ERISA.........................................................    20

        2.17   Environmental Matters........................................................    21

        2.18   Sale of Products; Performance of Services....................................    22
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                                       i.
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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        2.19   Insurance....................................................................    22

        2.20   Related Party Transactions...................................................    22

        2.21   Proceedings; Orders..........................................................    22

        2.22   Authority; Binding Nature of Agreements......................................    23

        2.23   Non-Contravention; Consents..................................................    23

        2.24   No Existing Discussions......................................................    24

        2.25   Vote Required................................................................    24

        2.26   Fairness Opinion.............................................................    24

        2.27   Brokers......................................................................    24

        2.28   Full Disclosure..............................................................    24

        2.29   State Takeover Statutes......................................................    25

SECTION 3.     REPRESENTATIONS AND WARRANTIES OF MERGERCO...................................    25

        3.1    Organization, Standing and Power.............................................    25

        3.2    Authority; Binding Nature of Agreements......................................    25

        3.3    Non-Contravention; Consents..................................................    25

        3.4    Capitalization and Assets....................................................    26

        3.5    Brokers......................................................................    26

        3.6    Liabilities..................................................................    27

        3.7    Compliance With Legal Requirements...........................................    27

        3.8    Governmental Authorizations..................................................    27

        3.9    Proceedings; Orders..........................................................    27

        3.10   Acquiring Person.............................................................    28

SECTION 4.     CERTAIN COVENANTS OF THE COMPANY.............................................    28

        4.1    Access and Investigation.....................................................    28

        4.2    Operation of Business........................................................    28

        4.3    No Solicitation..............................................................    31

SECTION 5.     ADDITIONAL COVENANTS OF THE PARTIES..........................................    32

        5.1    Proxy Statement..............................................................    32

        5.2    Company Shareholders' Meeting................................................    33
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                                      ii.
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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        5.3    Regulatory Approvals.........................................................    34

        5.4    Stock Options................................................................    34

        5.5    Indemnification of Officers and Directors....................................    35

        5.6    Company Board of Directors...................................................    36

        5.7    Recapitalization Accounting Treatment........................................    36

        5.8    All Reasonable Efforts.......................................................    36

        5.9    Disclosure...................................................................    37

        5.10   Nasdaq Delisting.............................................................    37

        5.11   Additional Securities Filings................................................    37

        5.12   Effecting Reverse Stock Split................................................    37

        5.13   Financing....................................................................    37

SECTION 6.     CONDITIONS PRECEDENT TO MERGERCO'S OBLIGATION TO CLOSE.......................    38

        6.1    Accuracy of Representations..................................................    38

        6.2    Performance of Obligations...................................................    38

        6.3    Shareholder Approval; Dissenting Shares......................................    38

        6.4    Consents.....................................................................    38

        6.5    No Material Adverse Change...................................................    39

        6.6    Financing....................................................................    39

        6.7    Additional Documents.........................................................    39

        6.8    No Prohibition...............................................................    39

SECTION 7.     CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATION TO CLOSE....................    39

        7.1    Accuracy of Representations..................................................    40

        7.2    Performance of Obligations...................................................    40

        7.3    Shareholder Approval.........................................................    40

        7.4    No Prohibition...............................................................    40

        7.5    Additional Documents.........................................................    40

SECTION 8.     TERMINATION..................................................................    40

        8.1    Termination Events...........................................................    40

        8.2    Termination Procedures.......................................................    42

        8.3    Effect of Termination........................................................    42

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                                TABLE OF CONTENTS
                                   (CONTINUED)

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        8.4    Expenses; Termination Fees...................................................    42

        8.5    Nonexclusivity of Termination Rights.........................................    43

SECTION 9.     MISCELLANEOUS PROVISIONS.....................................................    43

        9.1    No Survival of Representations and Warranties................................    43

        9.2    Attorneys' Fees..............................................................    43

        9.3    Assignability................................................................    43

        9.4    Notices......................................................................    44

        9.5    Cooperation..................................................................    44

        9.6    Headings.....................................................................    45

        9.7    Counterparts.................................................................    45

        9.8    Governing Law; Venue.........................................................    45

        9.9    Waiver.......................................................................    45

        9.10   Amendments...................................................................    45

        9.11   Severability.................................................................    46

        9.12   Entire Agreement.............................................................    46

        9.13   Construction.................................................................    46
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                                      iv.


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                          AGREEMENT AND PLAN OF MERGER


        THIS AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") is entered into as of December 29, 1998, by and among INTERLINQ SOFTWARE CORPORATION, a Washington corporation (the "COMPANY"), and TERLIN, INC., a Washington corporation ("MERGERCO"). The Company and MergerCo are referred to collectively herein as the "PARTIES". Certain capitalized terms used in this Agreement are defined in Exhibit A to this Agreement.

                                    RECITALS

        A. The Company and MergerCo intend to effect a merger of MergerCo with and into the Company in accordance with this Agreement and the Washington Business Corporation Act (the "WBCA") with the Company as the surviving corporation (the "SURVIVING CORPORATION") in the merger (the "MERGER").

        B. It is intended that the Merger and all other transactions contemplated by this Agreement be recorded as a Leveraged Recapitalization for financial reporting purposes.

        C. The respective boards of directors of the Company and MergerCo have approved (i) this Agreement; (ii) the Articles of Merger (as defined in Section 1.3); and (iii) the Merger.

        D. In order to induce MergerCo to enter into this Agreement and to consummate the Merger, certain shareholders of the Company are entering into Voting Agreements pursuant to which they are agreeing to vote in favor of the adoption and approval of this Agreement and the approval of the Merger.

                                    AGREEMENT

        The Parties, intending to be legally bound, agree as follows:

SECTION 1. DESCRIPTION OF THE TRANSACTION

        1.1 MERGER OF MERGERCO INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), MergerCo shall be merged with and into the Company, and the separate existence of MergerCo shall cease. The Company will continue as the Surviving Corporation in the Merger.

        1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the WBCA.

        1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Cooley Godward LLP, located at 4205 Carillon Point, Kirkland, Washington, at 10:00 a.m. on a date to be mutually agreed by MergerCo and the Company (the "CLOSING DATE"), which shall be shall be no later than the fifth business day after the satisfaction or waiver of the conditions set forth in Sections 6 and 7.


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Contemporaneously with or as promptly as practicable after the Closing, the parties hereto shall cause properly executed articles of merger in the form attached hereto as Exhibit B (the "ARTICLES OF MERGER") to be filed with the Secretary of State of the State of Washington. The Merger shall take effect at the time the Articles of Merger are filed with the Secretary of State of the State of Washington (the "EFFECTIVE TIME").

        1.4 ARTICLES OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS.

               (a) The Articles of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit C.

               (b) The Bylaws of the Surviving Corporation shall be the Bylaws of the Company as in effect immediately prior to the Effective Time (except that certain sections shall be amended in their entirety to read as set forth on Exhibit D; and

               (c) The directors and officers of the Surviving Corporation immediately after the Effective Time shall be respective individuals who are directors and officers of the Company immediately prior to the Effective Time, with the addition of J. D. Delafield, who shall serve as a director.

        1.5 CONVERSION OF SHARES

               (a) EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, MergerCo or any holder of any shares of Company Common Stock or any shares of common stock of
MergerCo:

                      (i) Each share of common stock of MergerCo issued and outstanding immediately prior to the Effective Time shall be converted into one share of Company Common Stock following the Merger.

                      (ii) Each share of Company Common Stock that is owned by MergerCo shall automatically be canceled and retired and shall cease to exist, and no cash, Company Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

                      (iii) Except as otherwise provided herein and subject to
Section 1.5(c), each issued and outstanding share of Company Common Stock (other than shares canceled pursuant to Section 1.5(a)(ii) and Dissenting Shares) shall be converted into the following (the "MERGER CONSIDERATION"):

                           (1) for each such share of Company Common Stock with
respect to which an election to retain Company Common Stock has been effectively made and not revoked or lost, pursuant to Sections 1.5(b)(iii), (iv) and (v) ("ELECTING SHARES"), the right to retain one fully paid and nonassessable share of Company Common Stock (a "NON-CASH ELECTION SHARE"); and


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                           (2) for each such share of Company Common Stock
(other than Electing Shares), the right to receive in cash from the Company following the Merger an amount equal to $9.25 (the "CASH ELECTION PRICE").

                      (iv) As of the Effective Time, all shares of Company Common Stock (other than shares referred to in Section 1.5(a)(iii)(1) and Section 1.8) issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall, to the extent such certificate represents such shares, cease to have any rights with respect thereto, except the right to receive cash to be paid in consideration therefor upon surrender of such certificate in accordance with Section 1.7.

               (b) COMPANY COMMON STOCK ELECTIONS

                      (i) Each person who, on or prior to the Election Date (as defined in Section 1.5(b)(iii)) is a record holder of shares of Company Common Stock will be entitled, with respect to all or any portion of his or her shares, to make an unconditional election (a "NON-CASH ELECTION") on or prior to such Election Date to retain Non-Cash Election Shares, on the basis hereinafter set forth.

                      (ii) Prior to the mailing of the Proxy Statement, MergerCo shall appoint Chase Mellon Shareholder Services LLC to act as exchange agent (the "EXCHANGE Agent") for the payment of the Merger Consideration.

                      (iii) The Company shall prepare a form of election, which form shall be subject to the reasonable approval of MergerCo (the "FORM OF ELECTION"), to be mailed by the Company with the Proxy Statement to the record holders of Company Common Stock as of the record date for the Company's Shareholders Meeting (as defined in Section 5.2), which Form of Election shall be used by each record holder of shares of Company Common Stock who wishes to elect to retain Non-Cash Election Shares for any or all shares of Company Common Stock held, subject to the provisions of Section 1.5(c) hereof, by such holder. The Company will use its reasonable best efforts to make the Form of Election and the Proxy Statement available to all persons who become holders of Company Common Stock during the period between such record date and the Election Date referred to below. Any such holder's election to retain Non-Cash Election Shares shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., Eastern Standard time on the business day next preceding the date of the Shareholders Meeting (the "ELECTION DATE"), a Form of Election properly completed and signed and accompanied by certificates representing the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the NASD or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to the Exchange Agent within five (5) Nasdaq National Market trading days after the date of execution of such guarantee of delivery).


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
                      (iv) Any Form of Election may be revoked by the holder by written notice received by the Exchange Agent prior to 5:00 p.m., Eastern Standard time on the Election Date (unless MergerCo and the Company determine not less than two (2) business days prior to the Election Date that the Closing Date is not likely to occur within five (5) business days following the date of the Shareholders Meeting (which they may do or not do in their sole and absolute discretion), in which case any Form of Election will remain revocable until a subsequent date which shall be a date prior to the Closing Date determined by MergerCo and the Company). In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by MergerCo and the Company that the Merger has been abandoned. If a Form of Election is revoked, the certificate or certificates (or guarantees of delivery, as appropriate) for the shares of Company Common Stock to which such Form of Election relates shall be promptly returned by the Exchange Agent to the shareholder submitting the same.

                      (v) The determination of the Exchange Agent shall be binding whether or not elections to retain Non-Cash Election Shares have been properly made or revoked pursuant to this Section 1.5(b) with respect to shares of Company Common Stock and when elections and revocations were received by it. If the Exchange Agent reasonably determines in good faith that any election to retain Non-Cash Election Shares was not properly made with respect to shares of Company Common Stock, such shares shall be treated by the Exchange Agent as shares which were not Electing Shares at the Effective Time, and such shares shall be exchanged in the Merger for cash pursuant to Section 1.5(a)(iii)(2). The Exchange Agent shall also make all computations as to the allocation and the proration contemplated by Section 1.5(c), and any such computation shall be conclusive and binding on the holders of shares of Company Common Stock. The Exchange Agent may, with the mutual written agreement of MergerCo and the Company, make such rules as are consistent with this Section 1.5(b) for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

               (c) PRORATION

                      (i) Notwithstanding anything in this Agreement to the contrary, the aggregate number of shares of Company Common Stock to be converted into the right to retain Company Common Stock at the Effective Time (the "NON-CASH ELECTION NUMBER") shall be 1,250,000.

                      (ii) If the number of Electing Shares exceeds the Non-Cash Election Number, then each Electing Share shall be converted into the right to retain Non-Cash Election Shares and receive cash in accordance with the terms of
Section 1.5(a)(iii) in the following manner:

                           (1) A proration factor (the "NON-CASH PRORATION
FACTOR") shall be determined by dividing the Non-Cash Election Number by the total number of Electing Shares.

                           (2) The number of Electing Shares covered by each
Non-Cash Election to be converted into the right to retain Non-Cash Election Shares shall be determined by multiplying the Non-Cash Proration Factor by the total number of Electing Shares covered by such Non-Cash Election and rounding the result of such multiplication to the nearest whole number.

                           (3) All Electing Shares, other than those shares
converted into the right to receive Non-Cash Election Shares in accordance with
Section 1.5(c)(ii)(2), shall be converted into cash on a consistent basis among shareholders who made the election referred to in Section 1.5(a)(ii)(1), pro rata to the number of shares as to which they made such election as if such shares were not Electing Shares in accordance with the terms of Section 1.5(a)(iii)(2).

                      (iii) If the number of Electing Shares is less than the Non-Cash Election Number, then:

                           (1) all Electing Shares shall be converted into the
right to retain Company Common Stock in accordance with the terms of Section 1.5(a)(iii)(1);

                           (2) in addition, shares of Company Common Stock other
than Electing Shares and Dissenting Shares ("NON-ELECTING SHARES") shall be converted into the right to retain Non-Cash Election Shares in accordance with the terms of Section 1.5(a)(iii) in the following manner:

                                a. the number of shares of Company Common Stock
in addition to Electing Shares to be converted into the right to retain Non-Cash Election Shares shall be determined by subtracting the number of Electing Shares from the Non-Cash Election Number; and

                                b. a proration factor (the "CASH PRORATION
FACTOR") shall be determined by dividing (x) the difference between the Non-Cash Election Number and the number of Electing Shares, by (y) the total number of outstanding shares of Company Common Stock other than Electing Shares and Dissenting Shares.

                           (3) Non-Electing Shares shall be converted into the
right to retain Non-Cash Election Shares in accordance with Section 1.5(a)(iii)(1) (on a consistent basis among shareholders who held shares of Company Common Stock as to which they did not make the election referred to in
Section 1.5(a)(iii)(1) or otherwise dissent in accordance with Section 1.8, pro rata to the number of shares as to which they did not make such election or otherwise dissent in accordance with Section 1.8 but rounding the result from such conversion to the nearest whole number).

               (d) CHANGES IN CAPITALIZATION. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by means of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted (provided that no adjustment shall be made under this Section 1.5(d) if the number of outstanding shares of Company Common Stock increases as a result of the exercise of Company stock options).


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
        1.6 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time (other than Non-Cash Election Shares) shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing such shares of Company Common Stock (other than Non-Cash Election Shares) that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of the Company Common Stock outstanding immediately prior to the Effective Time (other than Non-Cash Election Shares). No further transfer of any such shares of Company Common Stock (other than Non-Cash Election Shares) shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock (a "COMPANY SHARE CERTIFICATE") is presented to the Exchange Agent (as defined in
Section 1.7) or to the Surviving Corporation, such Company Share Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

        1.7 EXCHANGE OF CERTIFICATES

               (a) DEPOSIT OF EXCHANGE FUNDS. As soon as practicable after the Effective Time, the Surviving Corporation shall deposit with the Exchange Agent cash sufficient to make cash payments of Merger Consideration in accordance with
Section 1.5. The cash so deposited with the Exchange Agent is referred to as the "EXCHANGE FUND."

               (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to the record holders of Company Share Certificates (i) a letter of transmittal in customary form and containing such provisions as MergerCo and the Company shall have agreed upon before the Effective Time (including a provision confirming that delivery of Company Share Certificates shall be effected, and risk of loss and title to Company Share Certificates shall pass, only upon delivery of such Company Share Certificates to the Exchange Agent); and (ii) instructions for use in effecting the surrender of Company Share Certificates in exchange for the Merger Consideration. Upon surrender of Company Share Certificates to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or the Surviving Corporation, the holder of such Company Share Certificate shall, upon acceptance of the Company Share Certificate by the Exchange Agent, be entitled to a certificate representing the number of full shares of Company Common Stock, if any, to be retained by the holder thereof pursuant to this Agreement and the amount of cash, if any, into which the number of shares of Company Common Stock previously represented by such Company Share Certificate surrendered shall have been converted pursuant to this Agreement, including after giving effect to the Reverse Stock Split, if applicable. If any certificate for such retained Company Common Stock is to be issued in, or if cash is to be remitted to, a name other than that in which the Company Share Certificate is registered, it shall be a condition of such exchange that the Company Share Certificate shall be accompanied by all documents required by the Exchange Agent or Surviving Corporation to evidence and effect such transfer and that the person requesting such exchange shall pay to the Company or its transfer agent any transfer or other taxes required by reason of the issuance of certificates for such retained Company Common


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
Stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Company or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.7(b), each certificate for shares of Company Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 1.5(a)(iii), as adjusted by the Reverse Stock Split, if applicable. No interest will be paid or will accrue on any cash payable as Merger Consideration. If any Company Share Certificate shall have been lost, stolen or destroyed, the Surviving Corporation may, in its discretion and as a condition precedent to any issuance or payment, require the owner of such lost, stolen or destroyed Company Share Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as the Surviving Corporation may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, the Company, MergerCo or the Surviving Corporation with respect to such Company Share Certificate.

               (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to retained Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of retained Company Common Stock represented thereby until the surrender of such certificate in accordance with this Section 1.7. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole shares of retained Company Common Stock issued in connection therewith, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of retained Company Common Stock to which such holder is entitled pursuant to
Section 1.7(e) and the proportionate amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of retained Company Common Stock, and (ii) at the appropriate payment date, the proportionate amount of any dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of retained Company Common Stock.

               (d) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK EXCHANGED FOR CASH. All cash paid upon the surrender for exchange of certificates representing shares of Company Common Stock in accordance with the terms of this
Section 1 (including any cash paid pursuant to Section 1.7(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock exchanged for cash theretofore represented by such certificates.

               (e) NO FRACTIONAL SHARES. No certificates or scrip representing fractional shares of retained Company Common Stock shall be issued in connection with the Merger or the Reverse Stock Split, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Company after the Merger or the Reverse Stock Split. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger or split through the Reverse Stock Split who would otherwise have been entitled to receive a fraction of a share of retained Company Common Stock (after taking into account all shares of Company Common Stock delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) in the dollar amount (rounded to the nearest whole cent) determined by multiplying such fraction by the Cash Election Price.

               (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund that remains undistributed to holders of Company Share Certificates as of the date 180 days after the date on which the Merger becomes effective shall be delivered to the Surviving Corporation upon demand, and any holders of Company Share Certificates who have not theretofore surrendered their Company Share Certificates in accordance with this Section 1.7 shall thereafter look only to the Surviving Corporation for satisfaction of their claims for Merger Consideration.

               (g) WITHHOLDING. Each of the Exchange Agent, the Company, MergerCo and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code, or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

               (h) NO LIABILITY. None of MergerCo or the Company or the Exchange Agent shall be liable to any Person in respect of any shares of retained Company Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Company Common Stock shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any cash, if any, any cash in lieu of fractional shares of retained Company Common Stock or any dividends or distributions with respect to retained Company Common Stock in respect of such certificate would otherwise escheat to or become the property of any Governmental Body), any such cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Company, free and clear of all claims or interest of any person previously entitled thereto.

        1.8 DISSENTER'S RIGHTS. Any Dissenting Shareholder shall not be entitled to the Merger Consideration as set forth in Section 1.5 in respect of his or her Dissenting Shares unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such Dissenting Shareholder's right to dissent from the Merger under the WBCA and shall be entitled to receive only the payment provided for by Chapter 23B.13 of the WBCA with respect to such Dissenting Shares. Upon the payment by the Surviving Corporation of the "fair value" of any Dissenting Shares in accordance with Chapter 23B.13 of the WBCA, such Dissenting Shares shall be canceled and retired and shall cease to exist, and no exchange or further payment shall be made with respect thereto. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost such right to dissent, the Dissenting Shares held by such Dissenting Shareholder shall thereupon be treated as though such Dissenting Shares had been converted into the right to receive the Merger Consideration as set forth in the applicable provision of Section 1.5.

        1.9 ACCOUNTING CONSEQUENCES. The Merger and all other transactions contemplated by this Agreement are intended to be accounted for as a Leveraged Recapitalization for financial reporting purposes.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants, to and for the benefit of MergerCo, as follows:

        2.1 DUE ORGANIZATION; SUBSIDIARIES; ETC.

               (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has all necessary power and authority:

                      (i) to conduct its business in the manner in which its business is currently being conducted;

                      (ii) to own and use its assets in the manner in which its assets are currently owned and used; and

                      (iii) to perform its obligations under all Company Contracts.

               (b) The Company is not conducting any business under or otherwise using, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names listed on Part 2.1 of the Company Disclosure Schedule.

               (c) Except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company, the Company is not required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1 of the Company Disclosure Schedule, and the Company is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1 of the Company Disclosure Schedule.

               (d) Part 2.1 of the Company Disclosure Schedule sets forth as of the date hereof (i) the names of the members of the board of directors of the Company, (ii) the names of the members of each committee of the board of directors of the Company, and (iii) the names and titles of the officers of the Company.

               (e) The Company has never approved, or commenced any proceeding or made any election contemplating, its dissolution or liquidation or the winding up or cessation of its business or affairs, except for any such approvals, proceedings and elections that have no continuing validity or effect.

               (f) The Company has no Subsidiaries, and the Company does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any Entity. The Company is not a general partner of, and is not otherwise liable for any of the debts or obligations of, any general partnership, limited partnership or any other Entity.

        2.2 ARTICLES OF INCORPORATION AND BYLAWS; RECORDS

               (a) The Company has delivered to MergerCo accurate and complete copies of:

                      (i) the articles of incorporation and bylaws, including all amendments thereto, of the Company;

                      (ii) the stock records of the Company; and

                      (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company.

               (b) There has not been any material violation of any of the provisions of the articles of incorporation or bylaws of the Company or of any resolution adopted by any of the shareholders, boards of directors or any committee of such boards of directors of the Company; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result in such a violation, in any such case where such violation would have a Material Adverse Effect on the Company.

               (c) The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects. The Company has in place, and since April 23, 1993 has had in place, an adequate and appropriate system of internal controls.

        2.3 CAPITALIZATION, ETC.

               (a) The authorized capital stock of the Company consists of: (i) 5,000,000 shares of Company Preferred Stock, 2,500,000 of which have been designated "Series A Preferred Stock" and none of which is issued or outstanding as of the date of this Agreement; and (ii) 30,000,000 shares of Company Common Stock, of which 5,126,190 are issued and outstanding as of the date of this Agreement. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Part 2.3(a) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right created by the Company or imposed under applicable law with respect to capital stock of the Company; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of any shares of Company Common Stock. The Company is not under any obligation, or bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

               (b) As of the date of this Agreement, 1,141,522 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase shares of Company Common Stock. Part 2.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each outstanding stock option granted by the Company pursuant to the Company's stock option plans (the "COMPANY OPTIONS"): (i) the plan under which the Company Option is granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to the option; (iv) the exercise price of the Company Option; (v) the date on which the Company Option was granted; (vi) the applicable vesting schedules; and (vii) the date on which the Company Option expires. The Company has delivered to MergerCo accurate and complete copies of all stock option plans pursuant to which the Company has granted outstanding stock options and the forms of all stock option agreements evidencing such outstanding options.

               (c) Except as set forth in Part 2.3 of the Company Disclosure Schedule, there is no:

                      (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company issued by the Company;

                      (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company issued by the Company; or

                      (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

               (d) Except as set forth in Part 2.3(d) of the Company Disclosure Schedule, since June 30, 1996, the Company has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities. All securities so reacquired were reacquired in full compliance with applicable Legal Requirements.

        2.4 SEC FILINGS; FINANCIAL STATEMENTS

               (a) Since June 30, 1996, all documents required to have been filed by the Company with the SEC have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) and except as set forth in
Part 2.4 of the Company Disclosure Schedule; (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

               (b) The financial statements (including any related notes) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto;
(ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments which will not, individually or in the aggregate, be material in amount), and (iii) fairly present the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby.

        2.5 ABSENCE OF CHANGES. Except as set forth in Part 2.5 of the Company Disclosure Schedule, since September 30, 1998:

               (a) the Company has conducted its business in the Ordinary Course of Business;

               (b) there has not been any Material Adverse Effect on the Company;

               (c) there has not been any material loss, damage or destruction to, or any interruption in the use of, any of the assets of the Company (whether or not covered by insurance);

               (d) the Company has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

               (e) the Company has not sold, issued or granted, or authorized the issuance of, (i) any capital stock or other security (except for Company Common Stock issued upon exercise of outstanding Company Options), (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options described in Part 2.3 of the Company Disclosure Schedule), or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

               (f) the Company has not amended its articles of incorporation or bylaws or other organizational documents, and has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

               (g) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since September 30, 1998, exceeds $500,000 in the aggregate;

               (h) the Company has not made any pledge of any of its assets with a fair market value of greater than $10,000 or otherwise permitted any of such assets to become subject to any material Encumbrance, except for: (i) any liens for current Taxes not yet due and payable; (ii) liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of any such asset or materially impair the operations of the Company; and (iii) liens described in Part 2.6 of the Company Disclosure Schedule;

               (i) the Company has not (i) lent money to any Person; or (ii) incurred or guaranteed any indebtedness for borrowed money (except for (A) routine borrowings, in the Ordinary Course of Business and consistent with past practices under its current line of credit, or (B) in the Ordinary Course of Business and consistent with past practices, advances to employees for valid business purposes);

               (j) the Company has not (i) established or adopted any Employee Benefit Plan; or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (except that the Company may have in the Ordinary Course of Business (A) made routine, reasonable salary increases in connection with the Company's customary employee review process; or (B) paid customary bonuses in accordance with existing bonus plans disclosed in Part 2.16 of the Company Disclosure Schedule and consistent with past practice);

               (k) the Company has not commenced or settled any Legal
Proceeding;

               (l) the Company has not made any material Tax election;

               (m) no Material Contract has been amended or terminated by agreement or after acceleration of any right of termination;

               (n) the Company has not incurred, assumed or otherwise become subject to any material Liability, other than accounts payable (of the type required to be reflected as current Liabilities in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred in the Ordinary Course of Business and Liabilities incurred in connection with the transactions contemplated hereby;

               (o) the Company has not changed any of its methods of accounting or accounting practices in any material respect; and

               (p) the Company has not agreed or committed (in writing or otherwise) to take any of the actions referred to in clauses "(c)" through "(p)" above.

        2.6 TITLE TO ASSETS. The Company owns, and has good, valid and marketable title to, each asset with a fair market value of greater than $10,000 reflected on the Unaudited Interim Balance Sheet (except for inventory sold or otherwise disposed of in the Ordinary Course of Business since the date of the Unaudited Interim Balance Sheet). All of said assets are owned by the Company free and clear of any Encumbrances, except for: (i) any liens for current Taxes not yet due and payable; (ii) liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of any such asset, or materially impair the operations of the Company; and (iii) liens described in Part 2.6 of the Company Disclosure Schedule.

        2.7 RECEIVABLES; MAJOR CUSTOMERS

               (a) Part 2.7 of the Company Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of September 30, 1998.

               (b) Except as set forth in Part 2.7 of the Company Disclosure Schedule, all existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since September 30, 1998 and have not yet been collected):

                      (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the Ordinary Course of Business; and

                      (ii) are, to the Company's Knowledge, collectible in the Ordinary Course of Business.

               (c) Part 2.7 of the Company Disclosure Schedule accurately identifies and states the revenues received from, each customer or other Person that accounted for (i) more than $500,000 of the gross revenues of the Company in fiscal 1997 or 1998; (ii) more than $125,000 of the gross revenues of the Company in the first quarter of fiscal 1999. The Company has not received any notice or other communication (in writing or otherwise), and has not received any other information, indicating that any customer or other Person identified in Part 2.7 of the Company Disclosure Schedule may cease dealing with the Company or may otherwise reduce the volume of business transacted by such Person with the Company below historical levels.

        2.8 LEASEHOLD; EQUIPMENT. The Company does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.8 of the Company Disclosure Schedule. All such real property is being leased pursuant to lease agreements that are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would result in a Material Adverse Effect on the Company. All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Company in the manner in which such business is currently being conducted.

        2.9 PROPRIETARY ASSETS

               (a) Part 2.9(a) of the Company Disclosure Schedule sets forth, with respect to each Proprietary Asset owned by the Company and registered with any Governmental Body or for which an application has been registered or filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a) of the Company Disclosure Schedule identifies Contracts that grant to the Company rights to Proprietary Assets that are incorporated into the Company's present or planned products. The Company has good, valid and marketable title to all of the Proprietary Assets owned by the Company and a good, valid and enforceable license to all the Proprietary Assets licensed by the Company, free and clear of all Encumbrances, except for (A) any lien for current taxes not yet due and payable, (B) any Encumbrances that have arisen in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company, (C) any Contract to which the Company is a party and pursuant to which the Company has licensed or transferred any right (whether or not currently exercisable) to use, license or otherwise exploit any Company Proprietary Asset to any Person and (D) any Contract to which the Company is a party and pursuant to which the Company has inlicensed any Proprietary Asset. The Company has a valid right to use, license and otherwise exploit all Proprietary Assets to the extent necessary to the conduct of the business of the Company as currently conducted. Part 2.9(a) of the Company Disclosure Schedule sets forth a list of each Contract providing for the joint development of any Company Proprietary Asset.

               (b) The Company has taken reasonable measures and precautions to protect and maintain the confidentiality and secrecy of all material Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired in any material respect by disclosure). Without limiting the generality of the foregoing, (i) to the Company's Knowledge, all current employees of the Company who are or were involved in, or who have contributed to, the creation or development of any material Company Proprietary Asset have executed and delivered to the Company an agreement that at the time of execution was in the form of the Company's then existing confidential information and invention assignment agreement, and (ii) all current consultants and independent contractors to the Company who are or were involved in, or who have contributed to, the creation or development of any material Company Proprietary Asset have executed and delivered to the Company an agreement that at the time of execution was in the form of the Company's then existing consultant confidential information and invention assignment agreement. The Company has made available to MergerCo the current forms of the Company's confidential information and inventions agreements for employees and consultants. No current or former employee, officer, director, shareholder, consultant or independent contractor has any right, claim or interest, including, without limitation, any moral rights, in or with respect to any Company Proprietary Asset.

               (c) Except as set forth in Part 2.9 (c) of the Company Disclosure Schedule, to the Knowledge of the Company: (i) all patents, trademarks, trade names, service marks, maskwork rights and copyrights held by the Company are valid, enforceable and subsisting; (ii) none of the Company Proprietary Assets and no Proprietary Asset that is currently being developed by the Company (either by itself or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person; (iii) none of the products that are or have been designed, created, developed, assembled, manufactured or sold by the Company is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and none of such products has at any time infringed, misappropriated or made any unlawful or unauthorized use of, and neither the Company nor any of its Representatives has received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; and (iv) no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material Company Proprietary Asset.

               (d) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business has been and is being conducted. Except as set forth in Part 2.9(d) of the Company Disclosure Schedule, the Company has not (i) licensed any of the Company Proprietary Assets to any Person on an exclusive basis, (ii) entered into any covenant not to compete or (iii) entered into any Contract limiting its ability to transact business in any market or geographical area or with any Person.

               (e) No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the required disclosure or delivery by the Company or any of its escrow agents to any Person of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in any source code, of any Company Proprietary Asset. Neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby would reasonably be expected to result in the required release or disclosure by the Company or any of its escrow agents of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in or relating to any source code, of any Company Proprietary Asset.

               (f) Except as disclosed in Part 2.9(f) of the Company Disclosure Schedule, all software and related Company Proprietary Assets that are being sold, licensed or transferred by the Company to any Person ("PRODUCTS") are designed to be used prior to, during and after the year 2000 ("YEAR 2000"), and are Year 2000 Compliant (as defined below). The Company has taken adequate steps to ensure that all software and related Proprietary Assets used in its operations are Year 2000 Compliant (as defined below). For purposes of this Agreement, "YEAR 2000 COMPLIANT" shall mean that the Products can individually continue to be used normally and to operate successfully (both in functionality and performance in all material respects) over the transition into the twenty first century when used in accordance with the documentation relating to the Products, including being able to, before, on and after January 1, 2000 substantially conform to the following: (i) use logic pertaining to dates which allow users to identify and/or use the century portion of any date fields without special processing; and (ii) respond to all date elements and date input so as to resolve any ambiguity as to century in a disclosed, defined and pre-determined manner and provide date information in ways which are unambiguous as to century, either by permitting or requiring the century to be specified or where the data element is represented without a century, the correct century is unambiguous for all manipulations involving that element.

        2.10 CONTRACTS.

               (a) Part 2.10(a) of the Company Disclosure Schedule identifies each Company Contract that as of the date hereof is a Material Contract.

               (b) Except as set forth in Part 2.10 of the Company Disclosure
Schedule:

                      (i) The Company has not and, to the Company's Knowledge, no other Person has materially violated or breached, or declared or committed any material default under, any Material Contract.

                      (ii) To the Company's Knowledge, no event has occurred, and no circumstance or condition exists, that has or could be reasonably expected to (with or without notice or lapse of time): (A) result in a material violation or breach of any of the provisions of any Material Contract; (B) give any Person the right to declare a default or exercise any remedy under any Material Contract; (C) give any Person the right to accelerate the maturity or performance of any Material Contract; or (D) give any Person the right to cancel, terminate or modify any Material Contract.

                      (iii) The Company has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential material violation or breach of, or material default under, any Material Contract.

                      (iv) The Company has not waived any of its rights under any Material Contract.

                      (v) Each Material Contract is valid and in full force and effect, and is enforceable by the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

                      (vi) No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to the Company under any Material Contract or any other term or provision of any Material Contract.

                      (vii) The Company does not have any Material Contract with any Governmental Body for the delivery of products or the performance of services.

        2.11 LIABILITIES. The Company has no Liabilities of any nature, except for: (a) Liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; and (b) Liabilities that have been incurred by the Company since September 30, 1998 in the

Ordinary Course of Business; and (c) Liabilities incurred in connection with the transactions contemplated hereby.

        2.12 COMPLIANCE WITH LEGAL REQUIREMENTS

               (a) The Company is, and has at all times since June 30, 1996, been, in material compliance with all material applicable Legal Requirements.

               (b) The Company has not received, since June 30, 1996, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement.

        2.13 GOVERNMENTAL AUTHORIZATIONS. Except as set forth in Part 2.13 of the Company Disclosure Schedule:

               (a) the Company and to its Knowledge its employees are, and since June 30, 1996 have been, in compliance in all material respects with all of the terms and requirements of each Governmental Authorization that is held, or is required to be held, by the Company;

               (b) since June 30, 1996, the Company has not received, and, to the Knowledge of the Company, no employee of the Company has received, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization;

               (c) all applications required to have been filed for the renewal of the Governmental Authorizations held by the Company have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body; and

               (d) The Company holds all of the Governmental Authorizations necessary (i) to enable the Company to conduct its business in the manner in which such business is currently being conducted; and (ii) to permit the Company to own and use its assets in the manner in which they are currently owned.

        2.14 TAX MATTERS

               (a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "COMPANY RETURNS") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

               (b) The financial statements referenced in Section 2.4(b) fully accrue all Liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. The Company will establish reserves reasonably adequate for all Liabilities for all Taxes for the period from September 30, 1998 through the Closing Date.

               (c) No claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against or with respect to the Company in respect of any material Tax. There are no unsatisfied Liabilities for material Taxes (including Liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document which are being contested in good faith by the Company for which adequate reserves for payment have not been established. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

               (d) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, in connection with the Merger give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company has provided to MergerCo a copy of any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract to which the Company is a party or by which it is otherwise bound.

        2.15 EMPLOYEE AND LABOR MATTERS

               (a) Part 2.15 of the Company Disclosure Schedule accurately lists all employees of the Company as of November 30, 1998, including the title and salary for each such employee.

               (b) There are no former employees of the Company who are receiving or are scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any material benefits from the Company relating to such former employee's employment with the Company, other than exercise of options in accordance with post-termination exercise provisions; and
Part 2.15 of the Company Disclosure Schedule accurately describes such benefits.

               (c) Except as set forth in Part 2.15 of the Disclosure Schedule or the Company SEC Documents, the Company is not a party to or bound by any employment agreement or any union contract, collective bargaining agreement or similar Contract.

               (d) The employment of the employees of the Company is terminable by the Company at will.

               (e) To the Knowledge of the Company, no officer, manager or key developer or programmer of the Company intends to terminate his employment with the Company;

               (f) The Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters. There is not now pending, and to the Knowledge of the Company, no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

        2.16 BENEFIT PLANS; ERISA

               (a) Part 2.16 of the Company Disclosure Schedule identifies each Current Benefit Plan.

               (b) Except as set forth in Part 2.16 of the Disclosure Schedule, none of the Company Plans provides for continuing welfare benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required by law, including, but not limited to,
Section 498B of the Code, Sections 601 to 609 of ERISA and COBRA, or except at the expense of the participant or the participant's beneficiary.

               (c) No Current Benefit Plan or Past Benefit Plan:

                      (i) provides or provided any benefit guaranteed by the Pension Benefit Guaranty Corporation;

                      (ii) is or was a "multi-employer plan" as defined in
Section 4001(a)(3) of ERISA; or

                      (iii) is or was subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA.

        There is no Person that (by reason of common control or otherwise) is or has at any time been treated together with the Company as a single employer within the meaning of Section 414 of the Code.

               (d) Each Current Benefit Plan complies and is being operated and administered in compliance in all material respects with, and each Company Plan has at all times complied and been operated and administered in compliance in all material respects with, the provisions thereof and all applicable reporting, disclosure and other requirements of ERISA and the Code and all other applicable Legal Requirements. Each contribution or other payment that is required to have been accrued or made under or with respect to any Company Plan has been duly accrued and made on a timely basis. To the Knowledge of the Company, (1) the Company has never incurred any Liability to the Internal Revenue Service or any other Governmental Body with respect to any Company Plan; and (2) no event has occurred and no condition or circumstance exists, that might (with or without notice or lapse of time) give rise directly or indirectly to any such Liability.

               (e) Each Company Plan intended to qualify under Section 401 of the Code has been determined by the Internal Revenue Service to be so qualified, and no event has occurred and no condition exists with respect to the form or operation of such Company Plan that would cause the loss of such qualification or the imposition of any material Liability, penalty or tax under ERISA or the Code, other than amendments to such Company Plan and changes in applicable law for which the remedial amendment period has not yet expired.

               (f) Except as set forth in Part 2.16 of the Company Disclosure Schedule, the Company has not advised any of its employees (in writing or otherwise) that it intends or expects to establish or sponsor any Employee Benefit Plan or to provide or make available any fringe benefit or other benefit of any nature in the future.

               (g) Except as contemplated by Section 5.4, no benefit under any Company Plan will be materially increased and no vesting of any benefit under any Company Plan will be materially accelerated by the occurrence of the Merger or any of the other transactions contemplated by and ancillary to this Agreement, nor will the value of any benefit under any Company Plan be calculated on the basis of any such transactions.

        2.17 ENVIRONMENTAL MATTERS. The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any written notice whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that will prevent or interfere with the compliance by the Company with any Environmental Law in the future. To the Knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any written notice whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. To the Knowledge of the Company, all property that is leased to, controlled by or used by the Company, and all surface water, groundwater and soil associated with or adjacent to such property is free of any material illegal environmental contamination. (For purposes of this Section 2.17: (i) "ENVIRONMENTAL LAW" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "MATERIALS OF ENVIRONMENTAL CONCERN" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

        2.18 SALE OF PRODUCTS; PERFORMANCE OF SERVICES

               (a) Excluding Liabilities under an express written warranty issued in the sale by the Company of a product, the Company is not, and prior to the Closing Date will not incur or otherwise become subject to, any Liability arising directly or indirectly from any product manufactured or sold by, or any maintenance services or other services performed by, the Company.

               (b) Except in the Ordinary Course of Business and in aggregate amounts consistent with the historical warranty expenses recorded by the Company during fiscal 1997 and 1998, no customer or other Person has ever asserted or, to the Knowledge of the Company, threatened to assert any claim against the Company (i) under or based upon any warranty provided by or on behalf of the Company, or (ii) under or based upon any other warranty relating to any product sold by the Company or any services performed by the Company.

               (c) The Company has in place, and since June 30, 1996 has had in place, adequate and appropriate quality control processes and methodologies relating to its products and services.

        2.19 INSURANCE. The Company maintains insurance against such risks and in such amounts as the Company reasonably believes is necessary to conduct its business. The Company has made copies of its insurance policies available to MergerCo. The Company is not in material default with respect to any provisions or requirements of any such policy, nor has it failed to give notice or present any material claim thereunder in a due and timely fashion. The Company has not received any notice or communication of actual or possible cancellation, termination, refusal of coverage or rejection of claim in respect of any of its insurance policies.

        2.20 RELATED PARTY TRANSACTIONS. Except as set forth in the Company SEC Reports and except for any transaction contemplated by this Agreement, since the date of the Company's last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company in a filing with the SEC pursuant to Item 404 of Regulation S-K promulgated by the SEC.

        2.21 PROCEEDINGS; ORDERS

               (a) Except as set forth in Part 2.21 of the Company Disclosure Schedule, there is no pending Proceeding, and, to the Knowledge of the Company, no Person has threatened to commence any Proceeding:

                      (i) that involves the Company or any of the assets owned or used by it; or

                      (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated herein.

        Except as set forth in Part 2.21 of the Company Disclosure Schedule, to the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that is reasonably likely to give rise to the commencement of any such Proceeding.

               (b) The Company has delivered to MergerCo accurate and complete copies of all material pleadings, correspondence and other written materials to which the Company has access that relate to the Proceedings identified in Part
2.21 of the Company Disclosure Schedule.

               (c) There is no Order to which the Company, or any of the assets owned or used by the Company, is subject.

               (d) To the Knowledge of the Company, no officer or employee of the Company is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company.

        2.22 AUTHORITY; BINDING NATURE OF AGREEMENTS. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of the Company (at a meeting duly called and held) has (a) unanimously determined that the Merger is advisable and fair and in the best interests of the Company and its shareholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement and the Articles of Merger by the Company and unanimously approved the Merger; and (c) unanimously recommended the adoption and approval of this Agreement and the approval of the Merger and the Reverse Stock Split by the holders of Company Common Stock and directed that this Agreement, the Merger and the Reverse Stock Split be submitted for consideration by the Company's shareholders at the Company Shareholders' Meeting. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

        2.23 NON-CONTRAVENTION; CONSENTS. Except as set forth in Part 2.23 of the Company Disclosure Schedule, neither the execution and delivery of any of this Agreement, nor the consummation or performance of any of the transactions contemplated herein, will directly or indirectly (with or without notice or lapse of time):

               (a) contravene, conflict with or result in a violation of (i) any of the provisions of the articles of incorporation or bylaws of the Company; or
(ii) any resolution adopted by the shareholders, boards of directors or any committee of such boards of directors of the Company;

               (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated herein or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company, or any of the assets owned or used by the Company, is subject;

               (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by the Company or that otherwise relates to any of the assets owned or used by the Company;

               (d) contravene, conflict with or result in a material violation or breach of, or result in a material default under, any provision of any Material Contract;

               (e) give any Person the right to (i) declare a default or exercise any remedy under any Material Contract; (ii) accelerate the maturity or performance of any Material Contract, or (iii) cancel, terminate or modify any Material Contract; or

               (f) result in the imposition or creation of any material Encumbrance upon or with respect to any material asset owned or used by the Company.

        Except for shareholder approval, the filing of Articles of Merger as required by the laws of the State of Washington, and as set forth in Part 2.23 of the Company Disclosure Schedule, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein.

        2.24 NO EXISTING DISCUSSIONS. As of the date of this Agreement, neither the Company nor any Representative of the Company, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal.

        2.25 VOTE REQUIRED. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Shareholders' Meeting (the "REQUIRED COMPANY SHAREHOLDER VOTE") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt and approve this Agreement and approve the Merger and the Reverse Stock Split.

        2.26 FAIRNESS OPINION. The Company's board of directors has received the written opinion of Broadview International LLC ("Broadview"), financial advisor to the Company, dated as of the date of this Agreement, to the effect that the consideration to be received by the shareholders of the Company in the Merger is fair to the shareholders of the Company from a financial point of view. The Company has furnished an accurate and complete copy of said written opinion to MergerCo.

        2.27 BROKERS. Except for $300,000 to be paid to Broadview, the Company has not agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the transactions contemplated herein.

        2.28 FULL DISCLOSURE. This Agreement and the Company Disclosure Schedule do not and will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in light of the circumstances under which such representations, warranties and information are being or will be made or provided) not false or misleading.

        2.29 STATE TAKEOVER STATUTES. The action of the Board of Directors of the Company in approving the Merger, this Agreement and the transactions contemplated by this Agreement (including the voting agreements referenced in Recital D) constitutes approval under Chapter 23B.19.040(1)(a) of the WBCA and, assuming the accuracy of the representation made by MergerCo in Section 3.10, is sufficient to render inapplicable to the Merger and this Agreement and such voting agreements the provisions of Chapter 23B.19 of the WBCA.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF MERGERCO

        MergerCo represents and warrants, to and for the benefit of the Company, as follows:

        3.1 ORGANIZATION, STANDING AND POWER. MergerCo is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound. MergerCo was organized for the transactions contemplated by this Agreement, has not had operations except in connection therewith and has never employed any Person.

        3.2 AUTHORITY; BINDING NATURE OF AGREEMENTS. MergerCo has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of MergerCo has (a) unanimously determined that the Merger is advisable and fair and in the best interests of MergerCo and its shareholders, (b) unanimously authorized and approved the execution, delivery and performance of this Agreement and the Articles of Merger by MergerCo and unanimously approved the Merger, and (c) unanimously recommended the adoption and approval of this Agreement and the Articles of Merger and the approval of the Merger. This Agreement constitutes the legal, valid and binding obligation of MergerCo, enforceable against MergerCo in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

        3.3 NON-CONTRAVENTION; CONSENTS. Neither the execution and delivery of any of this Agreement, nor the consummation or performance of any of the transactions contemplated herein, will directly or indirectly (with or without notice or lapse of time):

               (a) contravene, conflict with or result in a violation of (i) any of the provisions of the articles of incorporation or bylaws of MergerCo, or
(ii) any resolution adopted by the shareholders, boards of directors or any committee of such boards of directors of MergerCo;

               (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated herein or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which MergerCo, or any of the assets owned or used by MergerCo, is subject;

               (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by MergerCo;

               (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract to which MergerCo is a party;

               (e) give any Person the right to (i) declare a default or exercise any remedy under any material Contract by which MergerCo is bound, (ii) accelerate the maturity or performance of any such material Contract or (iii) cancel, terminate or modify any such material Contract;

               (f) result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by MergerCo;

        Except for the filing of Articles of Merger as required by the laws of the State of Washington and other than shareholder approval (which will occur prior to Closing), MergerCo is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein.

        3.4 CAPITALIZATION AND ASSETS. Subject to and based upon the Company's representations set forth in Article 2 regarding the number of outstanding shares of Company Common Stock, the number of shares subject to Options, the exercise price of Options and subject to and based upon the contemplated funds to be borrowed by the Company and used from the Company's cash resources, 2,153,439 shares of common stock of MergerCo will be outstanding immediately prior to the Effective Time, subject to adjustment in respect of rounding errors (without giving effect to any warrants that may be issued by MergerCo or the Company in connection with the satisfaction of obligations to pay or reimburse Transaction Expenses (as hereinafter defined) or in connection with the borrowing of funds by the Company). Immediately prior to the Effective Time, subject to the availability of the contemplated funds to be borrowed by the Company and used from the Company's cash resources, MergerCo's cash balances shall be at least $11,100,000 and in any event sufficient to consummate the Merger in a manner permitted under this Agreement when combined with the contemplated funds to be borrowed by the Company and used from the Company's cash resources. The amount to be used from the Company's cash resources will not exceed $6,900,000 unless otherwise approved by the Board of Directors of the Company and in any event will not exceed $8,100,000. The foregoing representation assumes no outstanding options of the Company are exercised or granted after the date hereof; MergerCo and the Company shall agree on appropriate adjustments in the event of option exercises or grants.

        3.5 BROKERS. Except pursuant to a letter agreement between MergerCo and W.R. Hambrecht + Co., LLC dated December 29, 1998, MergerCo has not agreed or become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the transactions contemplated herein.

        3.6 LIABILITIES. Other than pursuant to a letter agreement between MergerCo and W.R. Hambrecht + Co., LLC dated December 29, 1998, MergerCo. has no material Liabilities.

        3.7 COMPLIANCE WITH LEGAL REQUIREMENTS

               (a) MergerCo is, and has at all times since its incorporation been, in material compliance with all applicable Legal Requirements.

               (b) MergerCo has not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement.

        3.8 GOVERNMENTAL AUTHORIZATIONS

               (a) MergerCo is, and has at all times been, in compliance in all material respects with all of the terms and requirements of each Governmental Authorization that is held, or is required to be held, by it;

               (b) since its formation, MergerCo has never received, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization;

               (c) all applications required to have been filed for the renewal of the Governmental Authorizations held by MergerCo have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body; and

               (d) other than the filing of the Articles of Merger as required by the laws of the state of Washington, MergerCo has obtained all Governmental Authorizations necessary to consummate the transactions as contemplated by this Agreement.

        3.9 PROCEEDINGS; ORDERS

               (a) There is no pending Proceeding, and, to the Knowledge of MergerCo, no Person has threatened to commence any Proceeding:

                      (i) that involves MergerCo or any of the assets owned or used by it; or

                      (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated herein.

        To the Knowledge of MergerCo, no event has occurred, and no claim, dispute or other condition or circumstance exists, that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

               (b) There is no Order to which MergerCo, or any of the assets owned or used by the MergerCo, is subject.

               (c) To the Knowledge of MergerCo, no officer of MergerCo is subject to any Order that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the business of MergerCo.

        3.10 ACQUIRING PERSON. Subject to the accuracy and completeness of information provided by the Company regarding the number of shares of outstanding Company Common Stock and without giving effect to the transactions contemplated by the Agreement, MergerCo is not, individually or as part of a group including W.R. Hambrecht + Co., LLC, an "acquiring person," as such term is defined in Washington Revised Code Section 23B.19.020(1).

SECTION 4. CERTAIN COVENANTS OF THE COMPANY

        4.1 ACCESS AND INVESTIGATION. During the period from the date of this Agreement through the Effective Time (the "PRE-CLOSING PERIOD"), the Company shall, and shall cause its Representatives to: (a) provide MergerCo and MergerCo's Representatives with reasonable access to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide MergerCo and MergerCo's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as MergerCo may reasonably request.

        4.2 OPERATION OF BUSINESS. During the Pre-Closing Period:

               (a) the Company shall conduct its business and operations (i) only in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;
(ii) the Company shall use all reasonable efforts to ensure that the Company preserves intact its current business organization, keeps available the services of its current officers and other employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company; and (iii) the Company shall keep in full force or renew all insurance policies referred to in Section 2.19.

               (b) During the Pre-Closing Period, the Company shall not (without the prior written consent of MergerCo):

                      (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

                      (ii) sell, issue or authorize the issuance of (A) any capital stock or other security, (B) other than option grants to new hires in accordance with prior practice with an exercise price at fair market value and in an aggregate amount not to exceed 50,000 shares, any option, call, warrant or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue shares of Company Common Stock upon the valid exercise of Company Options outstanding as of the date of this Agreement) and;

                      (iii) except as contemplated by this Agreement, amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company's stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract;

                      (iv) amend or permit the adoption or amendment to its articles of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, amalgamation, share exchange, business combination, recapitalization, reclassification of shares, stock split, division or subdivision of shares, reverse stock split, consolidation of shares or similar transaction;

                      (v) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

                      (vi) make any capital expenditure (except that the Company may make capital expenditures in the Ordinary Course of Business that when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $250,000 in the aggregate);

                      (vii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, or amend or terminate, or waive any material right or remedy under, any Contract that contemplates or involves payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000;

                      (viii) lend money to any Person, or incur or guarantee any indebtedness (except that the Company may (A) make routine borrowings, in the Ordinary Course of Business under its current line of credit, or (B) in the Ordinary Course of Business, make advances to employees for valid business purposes);

                      (ix) establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment to, grant any severance or termination pay to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers of employees, or hire any new employee whose aggregate annual compensation is expected to exceed $125,000 (except that the Company may in the Ordinary Course of Business (A) make routine, reasonable salary increases in connection with the Company's customary employee review process, and (B) pay customary bonuses in accordance with existing bonus plans);

                      (x) change any of its methods of accounting or accounting practices in any respect;

                      (xi) make any Tax election adverse to the Company;

                      (xii) settle any material Legal Proceeding;

                      (xiii) acquire the business of any Entity;

                      (xiv) transfer or license to any Person or amend or modify in any material adverse respect any rights (including without limitation distribution rights) to the Proprietary Assets of the Company, or enter into assignments of future patent rights, other than non-exclusive licenses and distribution rights in the Ordinary Course of Business;

                      (xv) enter into any agreement requiring the consent or approval of any third party with respect to the Merger; or

                      (xvi) agree or commit to take any of the actions described in clauses "(i)" through "(xv)" of this Section 4.2(b).

               (c) During the Pre-Closing Period, the Company shall promptly notify MergerCo in writing of:

                      (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement;

                      (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement (excluding any representation or warranty that speaks as of a specific date) if such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance;

                      (iii) any material breach of any covenant or obligation of the Company; and

                      (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or
Section 7 impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, the Company shall promptly advise MergerCo in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to the Company. No notification given to MergerCo pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

        4.3 NO SOLICITATION

               (a) The Company shall not, and shall not authorize or permit any of its Representatives, to (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) furnish any non-public information regarding the Company to any Person in connection with an Acquisition Proposal, or provide access to the properties of the Company, to any Person in connection with an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract relating to any Acquisition Transaction (other than a confidentiality agreement as contemplated below or Contracts with advisors or consultants to the Company); provided, however, that prior to the adoption and approval of this Agreement by the Required Company Shareholder Vote, the Company shall not be prohibited by this Section 4.3(a) from taking the actions described in clauses (ii) and (iii), if (A) neither the Company nor any of its Representatives shall have violated any of the restrictions set forth in this Section 4.3, (B) the board of directors of the Company concludes in good faith, based upon the advice of its outside legal counsel, that such action is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company's shareholders under applicable law, (C) prior to furnishing any such non-public information to, or providing such access to, or entering into discussions or negotiations with, such Person, the Company gives MergerCo written notice of the identity of such Person and of the Company's intention to furnish non-public information to, provide access to, or enter into discussions or negotiations with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company, and (D) prior to furnishing any such nonpublic information to or providing any such access to such Person, the Company furnishes such nonpublic information to MergerCo (to the extent such nonpublic information has not been previously furnished by the Company to MergerCo). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representatives of the Company, whether or not such Representative is purporting to act on behalf of the Company, shall be deemed to constitute a breach of this
Section 4.3 by the Company.

               (b) The Company shall promptly advise MergerCo orally and in writing of any Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal and the terms thereof) that is made or submitted by any Person during the

Pre-Closing Period. The Company shall keep MergerCo fully informed with respect to the status of any such Acquisition Proposal and any modification or proposed modification thereto.

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

        5.1 PROXY STATEMENT.

               (a) As promptly as practicable after the date of this Agreement, the Company shall prepare and cause to be filed with the SEC the Proxy Statement and any other documents required by the Securities Act, the Exchange Act or any other Federal, foreign or Blue Sky or related laws in connection with the Merger and the transactions contemplated by this Agreement ("OTHER FILINGS"). The Company shall use all reasonable efforts to cause the Proxy Statement and any Other Filings to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's shareholders, as promptly as practicable after the SEC indicates that it has no further comments. The Company shall promptly furnish all information concerning the Company and the Company's shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. The Company shall notify MergerCo promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for any amendment or supplement to the Proxy Statement or for any other information and shall supply MergerCo with copies of all correspondence between the Company and the SEC or its staff or other governmental officials with respect to the Proxy Statement and the other filings.

               (b) The information supplied by or on behalf of each of MergerCo and the Company for inclusion in the Proxy Statement shall not (i) at the time Proxy Statement is filed with the SEC, (ii) at the time the Proxy Statement is first mailed to the shareholders of the Company, (iii) at the time of the Company Shareholder's Meeting, and (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If MergerCo or the Company becomes aware of any information that should be disclosed in an amendment or supplement to the Proxy Statement, then MergerCo or the Company, as the case may be, shall promptly inform the Company or MergerCo thereof and shall cooperate with the other in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the shareholders of the Company and MergerCo.

               (c) The Company shall use all reasonable efforts to ensure that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by MergerCo for inclusion or incorporation by reference in the Proxy Statement.

        5.2 COMPANY SHAREHOLDERS' MEETING

               (a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of, convene and hold a meeting of the holders of Company Common Stock (the "COMPANY SHAREHOLDERS' MEETING") to consider, act upon and vote upon the adoption and approval of this Agreement and approval of the Merger and the approval of a reverse stock split of the Company Common Stock, to be implemented following the Effective Time, in such ratio as shall be determined by the Company in order to cause the Company to have fewer than 300 but not less than 275 holders of record after such reverse stock split (the "REVERSE STOCK SPLIT"). The Company Shareholders' Meeting will be held as promptly as practicable and in any event commence within 45 days and end no more than 60 days after the Proxy Statement may first be mailed in compliance with the rules and regulations promulgated by the SEC. The Company shall ensure that the Company Shareholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Shareholders' Meeting are solicited, in compliance with all applicable Legal Requirements. The Company's obligation to call, give notice of, convene and hold the Company Shareholders' Meeting in accordance with this
Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal, amendment or modification of the recommendation of the board of directors of the Company with respect to the Merger.

               (b) Subject to Section 5.2(c): (i) the board of directors of the Company shall unanimously recommend that the Company shareholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Shareholders' Meeting; (ii) the Proxy Statement shall include a statement to the effect that the board of directors of the Company has unanimously recommended that the Company's shareholders vote in favor of and adopt and approve this Agreement and approve the Merger and the Reverse Stock Split at the Company Shareholders' Meeting; and (iii) neither the board of directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, the unanimous recommendation of the board of directors of the Company that the Company's shareholders vote in favor of and adopt and approve this Agreement and approve the Merger and the Reverse Stock Split.

               (c) Nothing in Section 5.2(b) shall prevent the board of directors of the Company from withdrawing, amending or modifying its unanimous recommendation in favor of the Merger (and so informing its shareholders in the Proxy Statement or supplement thereto or otherwise) at any time prior to the adoption and approval of this Agreement by the Required Company Shareholder Vote if (i) a Superior Offer is made to the Company and is not withdrawn, (ii) neither the Company nor any of its Representative shall have violated any of the restrictions set forth in Section 4.3, (iii) the board of directors of the Company concludes in good faith, based upon advice of its outside counsel, that, in light of such Superior Offer, the withdrawal, amendment or modification of such recommendation is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company's shareholders under applicable law, and (iv) the Company's board of directors does not withdraw, amend or modify its unanimous recommendation in favor of the Merger for at least 96 hours after the

Company provides MergerCo with the name of the Person making such Superior Offer and advises MergerCo of the terms of such Superior Offer; provided, however, that this clause (iv) shall not apply within the 96 hours prior to the commencement of the Company Shareholders' Meeting. Nothing contained in this
Section 5.2 shall limit the Company's obligation to call, give notice of, convene and hold the Company Shareholders' Meeting (regardless of whether the unanimous recommendation of the board of directors of the Company has been withdrawn, amended or modified).

        5.3 REGULATORY APPROVALS. Each party shall use all reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. The Company and MergerCo shall respond as promptly as practicable to (a) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for information or documentation and (b) any inquiries or requests received from any state attorney general or other Governmental Body in connection with antitrust or related matters. Each of the Company and MergerCo shall (i) give the other party prompt notice of the commencement of any material Legal Proceeding by or before any court or other Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii)keep the other party informed as to the status of any such Legal Proceeding and (iii) except as may be prohibited by any Governmental Body or by any Legal Requirement, permit the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document filed with or provided to any Governmental Body in connection with any such Legal Proceeding.

        5.4 STOCK OPTIONS

               (a) The Company's board of directors shall take all actions necessary or appropriate to cause all options to purchase Company Common Stock (individually, a "COMPANY STOCK OPTION" and collectively, the "COMPANY STOCK OPTIONS") granted to any current or former employee or director of the Company under any of the Company's 1993 Stock Option Plan, 1985 Restated Stock Option Plan or Stock Option Plan for Non-Employee Directors, as amended, prior to the date hereof or in accordance with Section 4.2 (collectively, the "COMPANY STOCK PLANS") and that are outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, to terminate prior to the Effective Time. In lieu of the exercise of any such Company Stock Option, the Company may, upon receipt of the written acceptance of such terms by a holder of a Company Stock Option, pay to any such holder of a Company Stock Option, an amount in respect thereof equal to the product of (i) the excess, if any, of the (A) Cash Election Price over (B) the exercise price of each such Company Stock Option and
(ii) the number of shares of Company Common Stock previously subject to such Company Stock Option immediately prior to its cancellation (such payment to be net of withholding taxes).

               (b) Notwithstanding the provisions of Section 5.4(a), the Company shall use all reasonable best efforts to obtain the agreement of each of Jiri M. Nechleba, Stephen A. Yount and Patricia R. Graham (i) not, in the aggregate, to exercise Company Stock Options for twenty-five percent (25%) of the shares of Company Common Stock subject thereto, (ii) to the extent not exercised, to cancel such Company Stock Options and release any and all rights such holder had or may have had in respect of such Company Stock Options and (iii) for Jiri M. Nechleba only, in respect of clause (i)(A) of Section 5.4(a), to substitute $9.00 per share for the Cash Election Price.

               (c) Promptly following the Effective Time, the Company's board of directors shall take all actions necessary or appropriate to cause to be granted to the Company's optionees (other than the Company's executive officers) options to purchase that number of shares of Company Common Stock following the Merger (the "Reload Options") such that the percentage interest in the Company following the Merger represented by the Company Common Stock subject to the Reload Options equals the percentage interest in the Company currently represented by the Company Common Stock subject to the Company Stock Options. This Section 5.4(c) is intended to establish the aggregate number of Reload Options only, and the determination of the individuals who will receive Reload Options, and the number of options they will receive, will be determined by the Company and MergerCo and will not necessarily be equal to the number of options such individuals held prior to the Merger. The Reload Options shall be granted with an exercise price per share equal to the fair market value of a share of Company Common Stock at the time of grant.

               (d) Promptly following the Effective Time, the Company's board of directors shall take all actions necessary or appropriate to cause to be granted to each of the Company's executive officers options to purchase that number of shares of Company Common Stock following the Merger (a "Management Reload Option") such that such management optionholder's percentage interest in the Company following the Merger represented by the Company Common Stock subject to such Management Reload Option equals the sum of the management optionholder's percentage interest in the Company represented by the Company Common Stock previously subject to the Company Stock Option immediately prior to the Effective Time (the "Pre-Merger Option Interest") plus twenty-five percent (25%) of the Pre-Merger Option Interest. The Management Reload Options shall be granted with an exercise price per share equal to the fair market value of a share of Company Common Stock at the time of grant.

        5.5 INDEMNIFICATION OF OFFICERS AND DIRECTORS

               (a) All rights to indemnification existing in favor of those Persons who are directors and officers of the Company as of the date of this Agreement (the "INDEMNIFIED PERSONS") for acts and omissions occurring prior to the Effective Time as provided in the Company's bylaws (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement), shall survive the Merger and shall be observed by the Surviving Corporation to the fullest extent available under Washington law for a period of six (6) years from the Effective Time.

               (b) From the Effective Time until the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to acts or omissions occurring prior to the Effective Time, the existing policy of directors' and officers' liability insurance maintained by the Company as of the date of this Agreement (the "EXISTING POLICY"); provided, however, that (i) the Surviving Corporation may substitute for the Existing Policy a policy or policies of comparable coverage, and (ii) the Surviving Corporation shall not be required to pay an annual premium for the Existing Policy (or for any substitute policies) in excess of one hundred and fifty percent (150%) of the current annual premium. In the event any future annual premium for the Existing Policy (or any substitute policies) exceeds one hundred fifty percent (150%) of the current annual premium, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to one hundred and fifty percent (150%) of the current annual premium.

        5.6 COMPANY BOARD OF DIRECTORS. The Company shall use all reasonable best efforts to cause J.D. Delafield or such other nominee designated by MergerCo and reasonably acceptable to the Company to be appointed to the Company's board of directors effective as of the Effective Time to serve until the next annual meeting of shareholders or until his or her successor shall be duly elected and qualified.

        5.7 RECAPITALIZATION ACCOUNTING TREATMENT. The Company and MergerCo agree to use their reasonable best efforts not to take any action during the Pre-Closing Period that would adversely affect the ability of the Surviving Corporation to account for the Merger and all other transactions contemplated by this Agreement as a Leveraged Recapitalization for financial reporting purposes. The Company shall cooperate with any reasonable requests of MergerCo or the SEC related to the recording of the Merger as a Leveraged Recapitalization for financial reporting purposes, including, without limitation, to assist MergerCo with any presentation to the SEC with respect to such recording.

        5.8 ALL REASONABLE EFFORTS. The Company and MergerCo shall use all reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each Party (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger.

        5.9 DISCLOSURE. MergerCo and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing the Company shall not, and shall not permit any of its Representatives to, make any disclosure regarding the Merger or any of the transactions contemplated by this Agreement unless (a) MergerCo shall have approved such disclosure (which approval will not be unreasonably withheld), or (b) the Company shall been advised by its outside legal counsel that such disclosure is required by applicable law.

        5.10 NASDAQ DELISTING. At MergerCo's request, the Company shall cooperate with MergerCo in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the Nasdaq National Market, providing that such delisting shall not be effective until after the Effective Time and provided further that if pro rations were made under Section 1.5(c)(iii), then the Company shall not voluntarily delist the Company Common Stock from the Nasdaq National Market for a period of six months following the Effective Time.

        5.11 ADDITIONAL SECURITIES FILINGS. If, in the opinion of counsel to MergerCo, the filing with the SEC of a Transaction Statement on Schedule 13E-3 (the "SCHEDULE 13E-3") in connection with the Merger is required by Rule 13e-3 under the Exchange Act, the Company will file the Schedule 13E-3 with the SEC at the time of filing of the Proxy Statement. If, in the opinion of counsel to MergerCo, the filing with the SEC of an S-4 Registration Statement in connection with the Merger is required under the Securities Act, the Company will file the S-4 Registration Statement with the SEC at the time of filing of the Proxy Statement. If either or both of the Schedule 13E-3 or the S-4 Registration Statement is filed, at the time of any amendment to the Proxy Statement, the parties will cause to be filed with the SEC an appropriate amendment to the
Schedule 13E3 and/or the S-4 Registration Statement.

        5.12 EFFECTING REVERSE STOCK SPLIT. The Surviving Corporation shall promptly after the Effective Time amend its articles of incorporation to effect the Reverse Stock Split only if, prior to the Merger, MergerCo requests the Company to effect the Reverse Stock Split. The Reverse Stock Split, if effected, shall be applicable to all shares of Company Common Stock outstanding following the Merger, including those shares issued to MergerCo pursuant to Section 1.5(a)(i).

        5.13 FINANCING

               (a) The Company agrees to provide, and will cause its officers, employees and advisors to provide, all necessary cooperation in connection with the arrangement of any financing to be consummated contemporaneous with or at or after the Closing in respect of the transactions contemplated by this Agreement, including, (i) participation in meetings and due diligence sessions, and (ii) the execution and delivery of any commitment letters, loan agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants and legal opinions as may be requested by MergerCo; provided, however, that the terms of any such letter, documents, certificate, agreements or instruments shall be reasonable and consistent with the amount of funding necessary to consummate the Merger and the other transactions contemplated hereby; and

               (b) MergerCo hereby agrees to use its reasonable best efforts to assist the Company in arranging the financing in respect of the transactions contemplated by this Agreement, including using its reasonable best efforts to assist the Company in the negotiation of definitive agreements with respect thereto. MergerCo will keep the Company informed of its efforts to assist the Company in arranging such financing. Each of MergerCo and the Company shall notify the other within 24 hours of receiving notice that such financing will not be available on terms satisfactory to MergerCo.

SECTION 6. CONDITIONS PRECEDENT TO MERGERCO'S OBLIGATION TO CLOSE

               MergerCo's obligations to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by MergerCo, in whole or in part):

        6.1 ACCURACY OF REPRESENTATIONS. The representations and warranties of the Company contained in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all respects as of the Closing Date as if made at the Closing Date (except that any representation or warranty that specifically refers to "the date of this Agreement," "the date hereof" or any other date other than the Closing Date speaks as of such date), and except that any inaccuracies in such representations and warranties as of the Closing Date will be disregarded if the circumstances giving rise to such inaccuracies (considered individually and collectively) do not constitute, and could not reasonably be expected to result in a Material Adverse Effect on the Company, it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all materiality qualifications contained in such representations and warranties shall be disregarded, and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

        6.2 PERFORMANCE OF OBLIGATIONS. Each covenant or obligation that the Company is required to comply with or perform at or prior to the Closing shall have been complied with and performed in all material respects.

        6.3 SHAREHOLDER APPROVAL; DISSENTING SHARES. This Agreement shall have been duly adopted and approved, and the Merger shall have been duly approved, by the Required Company Shareholder Vote, and the aggregate of all "Dissenting Shares" shall represent no more than five percent (5%) of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

        6.4 CONSENTS. The Consents set forth in Part 2.23 of the Company Disclosure Schedule and all other Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

        6.5 NO MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no material adverse change in the business, financial condition, operations or results of operations of the Company and no event shall have occurred and no circumstance shall exist that could reasonably be expected to have a Material Adverse Effect on the business, financial condition, operations, results of operations of the Company.

        6.6 FINANCING. MergerCo and the Company shall have received sufficient funds to pay the Merger Consideration and otherwise enable MergerCo to consummate the transactions contemplated hereby and to meet the working capital requirements of the Surviving Corporation pursuant to financing arrangements and definitive financing agreements completed to the reasonable satisfaction of MergerCo.

        6.7 ADDITIONAL DOCUMENTS. MergerCo shall have received the following documents:

               (a) an opinion letter from Perkins Coie, LLP , dated the Closing Date, in the form of Exhibit E;

               (b) a letter from KPMG Peat Marwick LLP, dated as of the Closing Date and addressed to the Company, reasonably satisfactory in form and substance to MergerCo, to the effect that, after reasonable investigation KPMG Peat Marwick LLP is not aware of any fact that could preclude the transactions contemplated in this Agreement from being accounted for as a Leveraged Recapitalization for financial reporting purposes; and

               (c) such other documents as MergerCo may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by the Company, (ii) evidencing the compliance by the Company with, or the performance by the Company of, any covenant or obligation set forth in this Agreement, (iii) evidencing the satisfaction of any condition set forth in this
Section 6, or (iv) otherwise facilitating the consummation or performance of any of the Transactions, including, but not limited to, a certificate executed on behalf of the Company by its Chief Executive Officer confirming that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4 and 6.5 have been duly satisfied.

        6.8 NO PROHIBITION. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

SECTION 7. CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATION TO CLOSE

               The Company's obligations to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

        7.1 ACCURACY OF REPRESENTATIONS. The representations and warranties of MergerCo contained in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all respects as of the Closing Date as if made at the Closing Date (except that any representation or warranty that specifically refers to "the date of this Agreement," "the date hereof" or any other date other than the Closing Date speaks as of such date), and except that any inaccuracies in such representations and warranties as of the Closing Date will be disregarded if the circumstances giving rise to such inaccuracies (considered individually and collectively) do not constitute, and could not reasonably be expected to result in a Material Adverse Effect on MergerCo, it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all materiality qualifications contained in such representations and warranties shall be disregarded, and (ii) any update of or modification to the MergerCo Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

        7.2 PERFORMANCE OF OBLIGATIONS. Each covenant or obligation that MergerCo is required to comply with or perform at or prior to the Closing shall have been complied with and performed in all material respects.

        7.3 SHAREHOLDER APPROVAL. This Agreement shall have been duly adopted and approved, and the Merger shall have been duly approved, by the Required Company Shareholder Vote.

        7.4 NO PROHIBITION. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

        7.5 ADDITIONAL DOCUMENTS. The Company shall have received the following documents:

               (a) an opinion letter from Cooley Godward, LLP , dated the Closing Date, in the form of Exhibit F; and

               (b) a letter from KPMG Peat Marwick LLP, dated as of the Closing Date and addressed to the Company, reasonably satisfactory in form and substance to the Company, to the effect that, after reasonable investigation KPMG Peat Marwick LLP is not aware of any fact that could preclude the transactions contemplated in this Agreement from being accounted for as a Leveraged Recapitalization for financial reporting purposes.

SECTION 8. TERMINATION

        8.1 TERMINATION EVENTS. This Agreement may be terminated prior to the Effective Time:

               (a) by mutual written consent of the Company and MergerCo;

               (b) by either the Company or MergerCo if the Merger shall not have been consummated by May 31, 1999 (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

               (c) by either the Company or MergerCo if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

               (d) by either the Company or MergerCo if (i) the Company Shareholders' Meeting shall have been held and (ii) this Agreement and the Merger shall not have been approved at such meeting by the Required Company Shareholder Vote; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) unless the Company shall have paid to MergerCo the fees and expenses required to be paid to MergerCo pursuant to Section 8.4(b), if any;

               (e) by MergerCo (at any time prior to the adoption and approval of this Agreement and the Merger by the Required Company Shareholder Vote) if a Triggering Event shall have occurred;

               (f) by the Company, if the Board of Directors of the Company has withdrawn, amended or modified its recommendation referred to in Section 5.2(c) in compliance with Section 5.2(c); provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(f) unless the Company shall have paid to MergerCo any fee and expenses required to be paid to MergerCo pursuant to Section 8.4(b);

               (g) by MergerCo if any of the Company's representations and warranties contained in this Agreement shall have been materially inaccurate as of the date of this Agreement, or if any of the Company's covenants contained in this Agreement shall have been breached in any material respect and has not been cured within 15 business days of notice by MergerCo thereof; provided, however, that MergerCo may not terminate this Agreement under this Section 8.1(g) if such inaccuracy or breach (considered in the aggregate with all other inaccuracies of breaches) would not result in a failure of the conditions set forth in Section
6.1 hereof; or

               (h) by the Company if any of MergerCo's representations and warranties contained in this Agreement shall have been materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of any subsequent date (as if made on such subsequent date), or if any of MergerCo's covenants contained in this Agreement shall have been breached in any material respect and has not been cured within 15 business days of notice by MergerCo thereof; provided, however, that the Company may not terminate this Agreement under this Section 8.1(h) if such inaccuracy or breach (considered in the aggregate with all other inaccuracies or breaches) would not result in a failure of the conditions set forth in Section 7.1 hereof.

        8.2 TERMINATION PROCEDURES. If MergerCo wishes to terminate this Agreement pursuant to Sections 8.1(b), 8.1(c), 8.1(d), 8.1(e) or 8.1(g), MergerCo shall deliver to the Company a written notice stating that MergerCo is terminating this Agreement and setting forth a brief description of the basis on which MergerCo is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Sections 8.1(b), 8.1(c), 8.1(d), 8.1(f) or 8.1(h), the Company shall deliver to MergerCo a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

        8.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 8.1, all further obligations of the parties under this Agreement shall terminate and this Agreement shall be of no further force or effect; provided, however, that:

               (a) no party shall be relieved of any obligation or other Liability arising from any material breach by such party of any provision of this Agreement;

               (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Sections 8.4 and 9; and

               (c) such termination shall have no effect on the Confidentiality Agreement dated November 11, 1998 between the Company and W.R. Hambrecht + Co., LLC.

        8.4 EXPENSES; TERMINATION FEES

               (a) Except as set forth in this Section 8.4, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

               (b) If (i) this Agreement is terminated by MergerCo pursuant to
Section 8.1(e), or (ii) this Agreement is terminated by the Company pursuant to
Section 8.1(f), then, in either such case, the Company shall pay to MergerCo in cash at the times specified herein (A) a nonrefundable fee in the amount of $625,000 (the "TERMINATION FEE") and (B) reimbursements for all reasonable out-of-pocket expenses and fees (including fees and expenses payable to all banks and other financial institutions, and their respective Agents and counsel, and all fees and expenses of counsel, accountants, financial printers, experts and consultants to MergerCo and its affiliates (including W.R. Hambrecht + Co., LLC) and all fees and expenses payable to any Governmental Body), whether incurred prior to or after the date hereof, in connection with this Agreement, the Merger, the transactions contemplated by this Agreement or any actual or proposed financing (whether in the form of equity or debt) in connection with any such transaction ("TRANSACTION EXPENSES"). If (1) this Agreement is terminated by the Company or MergerCo pursuant to Section 8.1(b) (excluding a termination of this Agreement following a refusal by MergerCo to close solely by virtue of a failure to satisfy the condition to Closing set forth in
Section 6.6), 8.1(c) or 8.1(d) or (2) this Agreement is terminated by MergerCo pursuant to Section 8.1(g), then, in any such case, the Company shall pay to MergerCo in cash at the times specified herein reimbursements for its Transaction Expenses. In the case of termination of this Agreement by MergerCo pursuant to Section 8.1(e), the Termination Fee shall be paid by the Company within two (2) business days after such termination. In the case of termination of this Agreement by the Company pursuant to Section 8.1(f), the Termination Fee shall be paid by the Company prior to such termination. If this Agreement is terminated by the Company or MergerCo pursuant to Section 8.1(d) and at or prior to the time of such termination an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made (and shall not have been publicly, absolutely and unconditionally withdrawn and abandoned prior to the Company Shareholders' Meeting) (a "PENDING PROPOSAL"), in the event of the closing, completion or consummation within one year after the date of termination of this Agreement of an Acquisition Transaction relating to a Pending Proposal (regardless of any amendments, modifications or alterations that occur after the termination of this Agreement), a fee of $1,250,000 (the "TOTAL FEE") shall be paid by the Company to MergerCo immediately after such closing, completion or consummation. In addition to the other amounts payable under this Section 8.4(b), if this Agreement is terminated by MergerCo pursuant to Section 8.1(e) or by the Company pursuant to Section 8.1(f), in the event of the closing, completion or consummation within one year after the date of termination of this Agreement of an Acquisition Transaction relating to a Pending Proposal (regardless of any amendments, modifications or alterations that occur after the termination of this Agreement), an additional fee of $625,000 (the "TOPPING FEE") shall be paid by the Company to MergerCo immediately after such closing, completion or consummation. Reimbursements for Transaction Expenses (which may occur on one or more occasions) shall be paid within two (2) business days after delivery to the Company of a written request therefor, including reasonable evidence of the expenses incurred. The Termination Fee, Topping Fee, Total Fee and reimbursements for Transaction Expenses shall be paid by the wire transfer of same day funds.

        8.5 NONEXCLUSIVITY OF TERMINATION RIGHTS. The termination rights provided in Section 8.1 shall not be deemed to be exclusive. Accordingly, the exercise by any party of its right to terminate this Agreement pursuant to
Section 8.1 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such party may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

SECTION 9. MISCELLANEOUS PROVISIONS

        9.1 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

        9.2 ATTORNEYS' FEES. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

        9.3 ASSIGNABILITY. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns;

provided, however, that neither this Agreement nor any of the Company's rights hereunder may be assigned by the Company without the prior written consent of MergerCo, and any attempted assignment of this Agreement or any of such rights by the Company without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        9.4 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by telecopier) to the address or telecopier number set forth beneath the name of such party below (or to such other address or telecopier number as such party shall have specified in a written notice given to the other parties hereto):

     if to the Company: Interlinq Software Company
                        11980 N.E. 24th Street
                        Bellevue, WA  98005
                        Attention:  Jiri Nechleba
                        Telecopier:  (425) 250-2001
                        and
                        Attention: Steve Yount
                        Telecopier:  (425) 250-2101

     with a copy to:    Perkins Coie, LLP
                        1201 Third Avenue, 40th Floor
                        Seattle, WA 98101-3099
                        Attention:  Linda A. Schoemaker, Esq.
                        Telecopier:  (206) 583-8500

     if to MergerCo:    W.R. Hambrecht + Co., LLC
                        550 - 15th Street
                        San Francisco, CA  94103
                        Attention:  J. D. Delafield
                        Telecopier:  (415) 551-8686

     with a copy to:    Cooley Godward LLP
                        One Maritime Plaza, 20th Floor
                        San Francisco, CA 94111-3580
                        Attention:  Kenneth L. Guernsey, Esq.
                        Telecopier:  (415) 951-3699

        9.5 COOPERATION. The Company and MergerCo agree to cooperate fully with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

        9.6 HEADINGS. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

        9.7 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

        9.8 GOVERNING LAW; VENUE. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the City of Seattle, King County, State of Washington; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Western District of Washington; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid to the address at which such party is to receive notice in accordance with
Section 9.4.

        9.9 WAIVER

               (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

               (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        9.10 AMENDMENTS. This Agreement may be amended with the approval of the respective boards of directors of the Company and MergerCo at any time (whether before or after the adoption and approval of this Agreement and the Articles of Merger and the approval of the Merger by the shareholders of the Company); provided, however, that after any such adoption and approval of this Agreement and approval of the Merger by the Company's shareholders, no amendment shall be made which by law requires further approval of the shareholders of the

Company without the further approval of the shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        9.11 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

        9.12 ENTIRE AGREEMENT. This Agreement, the other agreements referred to herein and that certain letter agreement dated as of November 11, 1998, set forth the entire understanding of the parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

        9.13 CONSTRUCTION

               (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

               (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

               (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

               (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

             THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

        The parties hereto have caused this Agreement to be executed and delivered as of the date set forth above.

                                   "MERGERCO"

                                   TERLIN, INC.,
                                   a Washington corporation



                                   By: /S/ JOHN D. DELAFIELD
                                      ___________________________________
                                   Name:   John D. Delafield
                                        _________________________________
                                   Title:  President and Chief Executive
                                           Officer
                                         ________________________________

                                   "THE COMPANY"

                                   INTERLINQ SOFTWARE CORPORATION,
                                   a Washington corporation



                                   By: /S/ JIRI NECHLEBA
                                      ___________________________________
                                   Name:   Jiri Nechleba
                                        _________________________________
                                   Title:  President and Chief Executive
                                           Officer
                                         ________________________________

                                LIST OF EXHIBITS


Exhibit A: Certain Definitions

Exhibit B: Articles of Merger

Exhibit C: Articles of Incorporation of Surviving Corporation

Exhibit D: Form of Amendments to Bylaws of the Company

Exhibit E: Form of Legal Opinion of Perkins Coie, LLP

Exhibit F: Form of Legal Opinion of Cooley Godward, LLP



                                       i.

                                    EXHIBIT A
                               CERTAIN DEFINITIONS

         For purposes of the Agreement (including this Exhibit A):

         ACQUISITION PROPOSAL. "Acquisition Proposal" shall mean any offer, proposal or inquiry (other than an offer or proposal by MergerCo) contemplating or otherwise relating to any Acquisition Transaction.

         ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction involving:

                  (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which the Company is a constituent company, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires the Company or more than 20% of the Company's business or directly or indirectly acquires beneficial or record ownership of securities representing, or exchangeable for or convertible into, more than 20% of the outstanding securities of any class of voting securities of the Company, or
(iii) in which the Company issues securities representing more than 20% of the outstanding securities of any class of voting securities of the Company;

                  (b) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 20% of the assets of the Company; or

                  (c) any liquidation or dissolution of the Company.

         CERCLA. "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act.

         CLOSING. "Closing" shall have the meaning specified in Section 1.3 of the Agreement.

         CLOSING DATE. "Closing Date" shall have the meaning specified in
Section 1.3 of the Agreement.

         COBRA. "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

         CODE. "Code" shall mean the Internal Revenue Code of 1986, as amended.

         COMPANY. The "Company" shall mean Interlinq Software Corporation, a Washington corporation.

         COMPANY COMMON STOCK. "Company Common Stock" shall mean shares of the common stock of the Company, $0.01 par value per share.

         COMPANY CONTRACT. "Company Contract" shall mean any Contract:

                  (a) to which the Company is a party;

                  (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or

                  (c) under which the Company has or may acquire any right or interest.

         COMPANY DISCLOSURE SCHEDULE. "Company Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to MergerCo on behalf of the Company and signed by an officer of the Company.

         COMPANY PLAN. "Company Plan" shall mean any Current Benefit Plan or Past Benefit Plan.

         COMPANY PREFERRED STOCK. "Company Preferred Stock" shall mean shares of convertible preferred stock of the Company, $0.01 par value per share.

         COMPANY PROPRIETARY ASSETS. "Company Proprietary Assets" shall mean all of the Proprietary Assets owned by or licensed to the Company.

         COMPANY SEC DOCUMENTS. "Company SEC Documents" shall mean all documents filed by the Company with the SEC since June 30, 1996, and all amendments thereto.

         COMPANY SHARE CERTIFICATE. "Company Share Certificate" shall mean a valid certificate representing ownership of shares of Company Common Stock.

         COMPANY SHAREHOLDERS' MEETING. "Company Shareholders' Meeting" shall mean the meeting of the holders of Company Common Stock to consider and vote upon the adoption and approval of the Agreement, the approval of the Merger and the approval of the Reverse Stock Split.

         CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

         CONTRACT. "Contract" shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

         CURRENT BENEFIT PLAN. "Current Benefit Plan" shall mean any Employee Benefit Plan that is currently in effect and:

                  (a) that was established or adopted by the Company or any ERISA Affiliate;

                  (b) in which the Company participates;



                                       2.

                  (c) with respect to which the Company or any ERISA Affiliate is or may be required or permitted to make any contribution; or

                  (d) with respect to which the Company or any ERISA Affiliate is or may become subject to any Liability.

         DAMAGES. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

         DISSENTING SHARES. "Dissenting Shares" means shares of Company Common Stock with respect to which the holder or holders thereof perfect their rights to dissent under Chapter 23B.13 of the WBCA.

         DISSENTING SHAREHOLDERS. "Dissenting Shareholders" means holders of shares of Company Common Stock who perfect their rights to dissent under Chapter 23B.13 of the WBCA.

         EMPLOYEE BENEFIT PLAN. "Employee Benefit Plan" shall mean all "employee pension benefit plans" as defined in Section 3(2) of ERISA; all "welfare benefit plans" as defined in Section 3(1) of ERISA; and all stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance, holiday, or vacation plans, or any other employee benefit plan, program, policy or arrangement, whether or not subject to ERISA and whether or not in writing.

         ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

         ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

         ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         ERISA AFFILIATE. "ERISA Affiliate" shall mean any Person that is, was or would be treated as a single employer with the Company under Section 414 of the Code.



                                       3.

         EXCHANGE AGENT. "Exchange Agent" shall mean Chase Mellon Shareholder Services LLC or such other reputable bank or trust company selected by MergerCo and approved by the Company prior to the Closing Date.

         GAAP. "GAAP" shall mean generally accepted accounting principles, applied on a basis consistent with the basis on which the Company Financial Statements were prepared.

         GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is, has been or may in the future be issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         GOVERNMENTAL BODY. "Governmental Body" shall mean any:

                  (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

                  (b) federal, state, local, municipal, foreign or other government;

                  (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal);

                  (d) multi-national organization or body; or

                  (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

         HAZARDOUS MATERIAL. "Hazardous Material" shall include:

                  (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl;

                  (b) any waste, gas or other substance or material that is explosive or radioactive;

                  (c) any "hazardous substance," "pollutant," "contaminant," "hazardous waste," "regulated substance," "hazardous chemical" or "toxic chemical" as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Legal Requirement (including CERCLA, any other so-called "superfund" or "superlien" law, the Resource Conservation Recovery Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act and the respective regulations promulgated thereunder);



                                       4.

                  (d) any other substance or material (regardless of physical form) or form of energy that is subject to any Legal Requirement which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence in the environment of any solid, liquid, gas, odor, noise or form of energy; and

                  (e) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause "(a)", "(b)", "(c)" or "(d)" above.

         KNOWLEDGE. An Entity shall be deemed to have the "Knowledge" of its officers and directors. An individual shall be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter.

         LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

         LEVERAGED RECAPITALIZATION. "Leveraged Recapitalization" shall mean a transaction structured to transfer the controlling interest of an operating entity to a new investor without a change in accounting basis of the assets and liabilities presented in the separate stand-alone financial statements of the operating entity.

         LIABILITY. "Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

         MATERIAL ADVERSE EFFECT. "Material Adverse Effect," when used in connection with the Company, means any change, event, circumstance or effect (i) that is or could reasonably be expected to be materially adverse to the properties, business, results of operations or condition (financial or otherwise) of the Company, other than any change, event, circumstance or effect arising out of general economic conditions generally affecting the mortgage software or enterprise application integration market or (ii) that does or could reasonably be expected to impair the ability of the Company to consummate the transactions contemplated hereby.

         "Material Adverse Effect," when used in connection with MergerCo, means any change, event, circumstance or effect (i) that is or could reasonably be expected to be materially adverse to the properties, business, results of operations or condition (financial or otherwise) of MergerCo, other than any change, event, circumstance or effect arising out of general economic



                                       5.

conditions generally affecting the financial markets or (ii) that does or could reasonably be expected to impair the ability of MergerCo to consummate the transactions contemplated hereby.

         MATERIAL CONTRACT. "Material Contract" shall mean any of the following:

                  (a) any Contract relating to the employment of, or the performance of services by, any employee or consultant involving compensation in excess of $100,000 per annum, and any Contract pursuant to which the Company is or may become obligated to make any severance, termination or similar payment (other than payments of salary) in excess of $75,000, to any current or former employee or director;

                  (b) any Contract (i) with any customer of the Company involving future payments to the Company in excess of $100,000 and (ii) with respect to the distribution or marketing of any product of the Company involving future payments to or from the Company in excess of $100,000;

                  (c) any Contract which provides for indemnification of any officer, director, employee or agent;

                  (d) any Contract imposing any restriction on the right or ability of the Company (i) to compete with any other Person; (ii) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; or (iii) develop or distribute any product, except in each case where such restriction is not material to the business of the Company;

                  (e) any Contract (i) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities; (ii) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities; or (iii) providing the Company with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

                  (f) any joint venture agreement, partnership agreement, profit-sharing agreement, cost-sharing agreement, loss-sharing agreement or similar Contract, or any Contract that creates or grants to any Person any stock appreciation right, phantom stock right or similar right or interest;

                  (g) any Contract requiring that the Company give any notice or provide any information to any Person prior to accepting any Acquisition Proposal; and

                  (h) any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or contemplates or involves the delivery of products or performance of services having a value in excess of $100,000 in the aggregate.



                                       6.

         MERGER CONSIDERATION. "Merger Consideration" shall have the meaning set forth in Section 1.5(a)(iii).

         MERGERCO. "MergerCo" shall mean Terlin, Inc., a Washington corporation.

         NASD. "NASD" shall mean the National Association of Securities Dealers, Inc.

         ORDER. "Order" shall mean any:

                  (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is, has been or may in the future be issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or

                  (b) Contract with any Governmental Body that is, has been or may in the future be entered into in connection with any Proceeding.

         ORDINARY COURSE OF BUSINESS. An action taken by or on behalf of the Company shall not be deemed to have been taken in the "Ordinary Course of Business" unless:

                  (a) such action is recurring in nature, is consistent with the Company's past practices and is taken in the ordinary course of the Company's normal day-to-day operations; and

                  (b) such action is not required to be authorized by the Company's shareholders, board of directors or any committee of such board of directors and does not require any other separate or special authorization of any nature, it being understood that approval by the Company's board of directors in and of itself shall not be indicative that an action by or on behalf of the Company was not in the "Ordinary Course of Business."

         PAST BENEFIT PLAN. "Past Benefit Plan" shall mean any Employee Benefit Plan (other than a Current Benefit Plan):

                  (a) of which the Company or any ERISA Affiliate has ever been a "plan sponsor" (as defined in Section 3(16)(B) of ERISA) or that otherwise has at any time been established, adopted, maintained or sponsored by the Company or by any ERISA Affiliate;

                  (b) in which the Company or any ERISA Affiliate has ever participated;

                  (c) with respect to which the Company or any ERISA Affiliate has ever made, or has ever been required or permitted to make, any contribution; or

                  (d) with respect to which the Company or any ERISA Affiliate has ever been subject to any Liability.

         PERSON. "Person" shall mean any individual, Entity or Governmental
Body.



                                       7.

         PRE-CLOSING PERIOD. "Pre-Closing Period" shall mean the period commencing as of the date of the Agreement and ending on the Effective Time.

         PROCEEDING. "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard by or before, or that otherwise has involved or may involve, any Governmental Body or any arbitrator or arbitration panel.

         PROPRIETARY ASSET. "Proprietary Asset" shall mean any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, franchise, system, computer software, invention, design, blueprint, proprietary product, technology, proprietary right or other intellectual property right or intangible asset.

         PROXY STATEMENT. "Proxy Statement" shall mean the proxy statement filed with the SEC and to be sent to the Company's shareholders in connection with the Company Shareholders' Meeting.

         REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

         REQUIRED COMPANY SHAREHOLDER VOTE. "Required Company Shareholder Vote" shall have the meaning set forth in Section 2.26.

         REVERSE STOCK SPLIT. "Reverse Stock Split" shall have a meaning set forth in Section 5.2.

         S-4 REGISTRATION STATEMENT. "S-4 Registration Statement" shall mean the registration statement on Form S-4 to be filed with the SEC by the Company in connection with an issuance of Company Common Stock in the Merger if necessary in the opinion of counsel to MergerCo.

         SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

         SUBSIDIARY. An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record, an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body.

         SUPERIOR OFFER. "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to acquire (by means of merger, consolidation, share exchange, tender offer, exchange offer or otherwise) more than 50% of the outstanding equity or voting securities of the Company or substantially all of the assets of the Company on terms that the board of



                                       8.

directors of the Company determines, in its good faith judgment, based upon the written advice of its financial adviser, to be more favorable to the Company's shareholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" unless any financing required to consummate the transaction contemplated by such offer is either committed or is reasonably capable of being obtained by such third party.

         TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

         TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

         TRIGGERING EVENT. A "Triggering Event" shall be deemed to have occurred if: (i) the board of directors of the Company shall have failed to recommend, or shall for any reason have withdrawn or shall have amended or modified in a manner adverse to MergerCo its unanimous recommendation in favor of, the Merger or approval of the Agreement; (ii) the Company shall have failed to include in the Proxy Statement the unanimous recommendation of the board of directors of the Company in favor of the approval of the Agreement and the Merger; (iii) the board of directors of the Company fails to unanimously reaffirm its recommendation in favor of approval of the Agreement and the Merger within five
(5) business days after MergerCo requests in writing that such recommendation be reaffirmed; (iv) the board of directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement as contemplated in Section 4.3 of this Agreement or Contracts with advisors or consultants to the Company); (vi) the Company shall have failed to hold the Company Shareholders' Meeting as promptly as practicable and in any event to commence such meeting within 45 days and end such meeting within 60 days after the Proxy Statement is mailed to the Company's Shareholders; (vii) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its security holders, within ten (10) business days after the commencement of such tender or exchange offer, a statement that the Company recommends rejection of such tender or exchange offer, or (viii) an Acquisition Proposal is publicly announced, and the Company
(A) fails to issue a press release announcing its opposition to such Acquisition Proposal within five (5) business days (but in any event prior to the Company Shareholders' Meeting) after such



                                       9.

Acquisition Proposal is announced or (B) otherwise fails to actively oppose such Acquisition Proposal.

         UNAUDITED INTERIM BALANCE SHEET. "Unaudited Interim Balance Sheet" shall mean the unaudited balance sheet of the Company and its subsidiaries as of September 30, 1998 included in the Company's Form 10-Q for the quarter then ended.



                                      10.